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                                                                     Exhibit 1.2


                               INTERCORP EXCELLE, INC.

                         1,000,000 shares of Common Stock and
                 1,000,000 Redeemable Common Stock Purchase Warrants



                             SELECTED DEALER'S AGREEMENT


                                        June __, 1997

Dear Sirs:

    Sharpe Capital, Inc. ("Sharpe") is the representative (the
"Representative") of the several underwriters, which include Aegis Capital Corp. ("Aegis" and collectively with the Representative, the "Underwriters") named in the Prospectus dated June __, 1997. The Underwriters have agreed to purchase, subject to the terms and conditions set forth in the Underwriting Agreement referred to in the Prospectus, an aggregate of 1,000,000 shares of common stock, no par value per share (the "Common Stock") and 1,000,000 redeemable Common Stock purchase warrants (the "Warrants") of Intercorp Excelle Inc. (the "Company"), from the Company, and up to 150,000 additional shares of Common Stock and 150,000 additional Warrants (the "Additional Securities"), pursuant to an option for the purpose of covering over-allotments (said 1,000,000 shares of Common Stock and 1,000,000 Warrants plus any of said Additional Securities purchased upon exercise of the option being herein collectively called the "Securities"). The Securities and the terms upon which they are to be offered for sale by the Underwriter are more particularly described in the Prospectus.

1. The Securities are to be offered to the public by the Underwriters at a price of $5.00 per share of Common Stock and $.10 per Warrant (herein called the "Public Offering Price") and in accordance with the terms of the offering set forth in the Prospectus.

2. The Underwriters are offering, subject to the terms and conditions hereof, a portion of the Securities for sale to certain dealers which are members of the National Association of Securities Dealers, Inc. ("NASD") and agree to comply with the provisions of NASD Conduct Rule 2740 of such Association and to foreign dealers or institutions ineligible for membership in said Association which agree (a) not to resell Securities (i) to purchasers located in, or to persons who are nationals of, the United States of America or (ii) when there is a public demand for the Securities to persons specified as those to whom members of said Association participating in a distribution may not sell and (b) to comply, as though such foreign dealer or institution were a member of such Association, with Rules 2730, 2740, 2420 (to the extent applicable to foreign nonmember brokers or dealers) and Rule 2750 of such Rules (such dealers and institutions agreeing to purchase Common Stock and/or Warrants hereunder being hereinafter referred to as "Selected Dealers") at the Public Offering Price less a selling concession of $.__ per share of Common Stock and $.__ per Warrant, payable as hereinafter provided, out of which concession an amount not exceeding


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    $.__ per share of Common Stock and $.__ per Warrant may be reallowed by
    Selected Dealers to members of the National Association of Securities Dealers, Inc. or to foreign dealers or institutions ineligible for membership therein which agree as aforesaid. The Underwriters may be included among the Selected Dealers.

3. The Representative shall act as your representative under this Agreement and shall have full authority to take such action as the Representative may deem advisable in respect to all matters pertaining to the public offering of the Securities.

4. If you desire to purchase any of the Securities, your application should reach us promptly by telephone or facsimile at the office of the Underwriter, and we will use our best efforts to fill the same. We reserve the right to reject all subscriptions in whole or in part, to make allotments and to close the subscription books at any time without notice. The shares of Common Stock and the Warrants allotted to you will be confirmed, subject to the terms and conditions of this Agreement.

5. The privilege of purchasing the shares of Common Stock and the Warrants is extended to you by the Representative only if they may lawfully sell the Securities to dealers in your state.

6. Any of the shares of Common Stock and Warrants purchased by you under the terms of this Agreement may be immediately reoffered to the public in accordance with the terms of the offering set forth herein and in the Prospectus, subject to the securities laws of the various states. Neither you nor any other person is or has been authorized to give any information or to make any representations in connection with the sale of Securities other than as contained in the Prospectus.

7. This Agreement will terminate when we shall have determined that the public offering of the Securities has been completed and upon telegraphic notice to you of such termination, but, if not previously terminated, this Agreement will terminate at the close of business on the 20th full business day after the date hereof; provided, however, that we shall have the right to extend this Agreement for an additional period or periods not exceeding 20 full business days in the aggregate upon telegraphic notice to you. Promptly after the termination of this Agreement there shall become payable to you the selling concession on all shares of Common Stock and Warrants which you shall have purchased hereunder and which shall not have been purchased or contracted for (including certificates issued upon transfer) by us, in the open market or otherwise (except pursuant to Section 10 hereof), during the terms of this Agreement for the account of the Underwriter.

8. For the purpose of stabilizing the market in the Common Stock and Warrants of the Company, we have been authorized to make purchases and sales thereof, in the open market or otherwise, and, in arranging for sale of the Securities, to over-allot.

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9.  You agree to advise us from time to time, upon request, prior to the termination of this Agreement, of the number of Securities purchased by you hereunder and remaining unsold at the time of such request, and, if in our opinion any such Securities shall be needed to make delivery of the Securities sold or over-allotted for the account of the Underwriters, you will, forthwith upon our request, grant to us, or such party as we determine for, our account the right, exercisable promptly after receipt of notice from you that such right has been granted, to purchase, at the Public Offering Price less the selling concession as we shall determine, such number of Securities owned by you as shall have been specified in our request.

10. On becoming a Selected Dealer and in offering and selling the Securities, you agree to comply with all applicable requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 and the NASD Conduct Rules.

11. Upon application, you will be informed as to the jurisdictions in which we have been advised that the Securities have been qualified for sale under the respective securities or blue sky laws of such jurisdictions, but we assume no obligation or responsibility as to the right of any Selected Dealer to sell the Securities in any jurisdiction or as to any sale therein.

12. Additional copies of the Prospectus will be supplied to you in reasonable quantities upon request.

13. It is expected that public advertisement of the Securities will be made on the first day after the effective date of the Registration Statement. Twenty-four hours after such advertisement shall have appeared but not before, you will be free to advertise at your own expense, over your own name, subject to any restrictions of local laws, but your advertisement must conform in all respects to the requirements of the Securities Act of 1933, as amended, and we will not be under any obligation or liability in respect of your advertisement.

14. No Selected Dealer is authorized to act as our agent or to make any representation as to the existence of an agency relationship otherwise to act on our behalf in offering or selling the Securities to the public or otherwise.

15. We shall not be under any liability for or in respect of the value, validity or form of the certificates for the shares of Common Stock and Warrants, or delivery of the certificates for the Common Stock or Warrants, or the performance by anyone of any agreement on his part, or the qualification of the Securities for sale under the laws of any jurisdiction, or for or in respect of any matter connected with this Agreement, except for lack of good faith and for obligations expressly assumed by us in this Agreement. The foregoing provisions shall be deemed a waiver of any liability imposed under the Securities Act of 1933.

16. Payment for the Securities sold to you hereunder is to be made at the Public Offering Price, less the above mentioned selling concession at such time and date as we may advise, at the office of Sharpe Capital, Inc., 120 Broadway, 28th Floor, New York, NY 10005, by certified

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    or official bank check payable to the order of Sharpe Capital, Inc., in current New York Clearing House funds at such place as we shall specify on one day's notice to you against delivery of certificates for the Common Stock and Warrants.

17. Notice to us should be addressed to us at the office of Sharpe Capital,
    Inc., 120 Broadway, 28th Floor, New York, NY 10005.   Notices to you shall
    be deemed to have been duly given if telefaxed or mailed to you at the address to which this letter is addressed.

18. If you desire to purchase any of the Securities, please confirm your application by signing and returning to us your confirmation on the duplicate copy of this letter enclosed herewith even though you have previously advised us thereof by telephone or facsimile.


Dated: June __, 1997


                                       SHARPE CAPITAL, INC.


                                       By:  ___________________________________

Accepted and agreed:
as to _________ shares of Common Stock and ___________ Warrants
this ____ day of                      , 1997.



By: ___________________________________

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